Exhibit 99.01

Ilios Earned Net Profit in Second Quarter

WALTHAM, Mass., August 6, 2015, Ilios Dynamics Inc., a majority owned subsidiary of Tecogen® Inc. (NASDAQ:TGEN), a manufacturer and installer of high efficiency water heaters and natural gas heat pump for industrial and commercial use, reported revenues of $889,894 for the six months ended June 30, 2015. Although the six months results show a loss, Ilios was profitable in the second quarter with a net income of $88,226.

Major Highlights:

Financial

◦	During the second quarter, Ilios had its first positive quarterly net income.

◦	Previously announced review and analysis of acquisition of remaining non-controlling interest by Tecogen has begun.

Sales & Operations

◦	Nine gas heat pumps were shipped in the quarter, the highest single quarterly shipment total since the Company's establishment.

◦	Current orders and backlog for the remainder of 2015 is more double any previous year, and is on track to surpass $1.2 million dollars in revenue.

About Ilios
Ilios Dynamics Inc., a subsidiary of Tecogen Inc., was formed in April 2009 to develop and distribute a line of ultra high-efficiency heating products for commercial and industrial applications utilizing advanced thermodynamic principles. Products incorporate mechanical work to extract heat from the environment to supplement chemical energy available from natural gas or propane. The result is a significant boost in efficiency and reduced carbon emissions relative to conventional heating systems. Please visit www.iliosdynamics.com.

About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a building’s carbon footprint.

In business for over 20 years, Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Exhibit 99.01

Unaudited Historic Financial Information
ILIOS DYNAMICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2012, 2013, 2014 and June 30, 2015
(unaudited)

	June 30,	December 31,
	2015	2014	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$129,894	$274,671	$52,050	$518,457
Accounts receivable, net	532,416	267,680	—	—
Inventory, net	70,254	220,254	130,000	—
Prepaid and other current assets	6,500	6,220	6,340	—
Total current assets	739,064	768,825	188,390	518,457
Property, plant and equipment, net	4,302	5,930	22,648	80,115
Intangible assets, net	74,811	76,747	61,153	17,315
TOTAL ASSETS	$818,177	$851,502	$272,191	$615,887
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,668,266	$1,666,138	$840,255	$134,676
Deferred revenue	93,000	24,000	15,000	—
Customer Deposits	61,430	158,917	—	—
Total current liabilities	1,822,696	1,849,055	855,255	134,676

Stockholders’ equity:
Common stock, $0.001 par value	14,920	14,920	14,920	15,120
Additional paid-in capital	3,199,213	3,192,957	3,183,159	3,224,470
Accumulated deficit	(4,218,652)	(4,205,430)	(3,781,143)	(2,758,379)
Total stockholders’ equity	(1,004,519)	(997,553)	(583,064)	481,211
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$818,177	$851,502	$272,191	$615,887

ILIOS DYNAMICS INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2012, 2013 and 2014, and six months ended June 30, 2015
(unaudited)

	First six months of
	2015	2014	2013	2012
Revenues	889,894	461,395	259,335	35,000
Cost of goods sold	618,319	367,710	437,361	32,620
Gross profit	271,575	93,685	(178,026)	2,380
Operating expenses
General and administrative	234,450	415,029	737,805	1,007,042
Selling	8,386	36,632	85,035	35,265
Total operating expenses	242,836	451,661	822,840	1,042,307
Loss from operations	28,739	(357,976)	(1,000,866)	(1,039,927)
Other income (expense)	(41,962)	(66,311)	(21,898)	2,593
Consolidated net loss	(13,223)	(424,287)	(1,022,764)	(1,037,334)

Exhibit 99.01

ILIOS DYNAMICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2015 and year ended December 31, 2014 and 2013.
(unaudited)

	June 30,	December 31,	December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,222)	$(424,287)	$(1,022,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,615	27,837	62,754
Stock-based compensation	6,256	9,798	(41,511)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(264,736)	(267,680)	—
Inventory, net	150,000	(90,254)	(130,000)
Prepaid expenses and other current assets	(280)	120	(6,340)
Increase (decrease) in:
Accounts payable	2,128	825,883	705,579
Accrued expenses	(97,487)	158,917	—
Deferred revenue	69,000	9,000	15,000
Net cash used in operating activities	(137,726)	249,334	(417,282)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	—	(2,713)	(1,000)
Purchases of intangible assets	(7,051)	(24,000)	(48,125)
Net cash used in investing activities	(7,051)	(26,713)	(49,125)
Net increase (decrease) in cash and cash equivalents	(144,777)	222,621	(466,407)
Cash and cash equivalents, beginning of the period	274,671	52,050	518,457
Cash and cash equivalents, end of the period	$129,894	$274,671	$52,050